                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         GENERAL DYNAMICS CORPORATION
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                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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

                                  NOTICE OF
                                ANNUAL MEETING
                                     AND
                               PROXY STATEMENT
                                     1996

                           [GENERAL DYNAMICS LOGO]

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

                                                                  March 25, 1996

TO OUR SHAREHOLDERS:

     You are cordially invited to the 1996 Annual Meeting of Shareholders to be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia 22042, on Wednesday, May 1, 1996, beginning at 9:00 a.m. The principal items of business at the meeting will be the election of Directors and the selection of independent auditors for the coming year. In addition, one shareholder proposal may be presented.

     It is important that your shares be represented at the meeting. Please give careful consideration to the matters to be voted upon, complete and sign the accompanying Proxy, and return it promptly in the envelope provided.

     If you plan to attend the meeting, kindly so indicate in the space provided on the Proxy. An admission card will be sent to you.

                                   Sincerely yours,

                                   /s/ JAMES R. MELLOR
                                   James R. Mellor
                                   Chairman of the Board of Directors

GENERAL DYNAMICS CORPORATION
3190 Fairview Park Drive, Falls Church, Virginia 22042-4523

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, MAY 1, 1996

    The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia, on Wednesday, May 1, 1996, at 9:00 a.m., for the following purposes:

        1. To elect Directors to hold office for one year, until their respective successors shall have been elected and shall have qualified or as otherwise provided in the By-Laws of the Company, all as more fully described in the accompanying Proxy Statement.

        2. To consider and act upon a proposal to select Arthur Andersen LLP as independent auditors to audit the books, records, and accounts of the Company for 1996.

        3. To consider and act upon the shareholder proposal set forth on pages 19 and 20 of the accompanying Proxy Statement, if it is properly presented at the meeting.

        4. To transact all other business that may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 8, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

    A copy of the 1995 Shareholder Report of the Company is being mailed with this Notice of Annual Meeting and Proxy Statement to shareholders of record on March 8, 1996.

    It is important that your shares be represented and voted at the meeting. You should, therefore, complete, sign, and return your Proxy at your earliest convenience.

                                             By Order of the Board of Directors,


                                                        /s/ PAUL A. HESSE
Falls Church, Virginia, March 25, 1996                  Paul A. Hesse, Secretary

                                PROXY STATEMENT

                                                                  March 25, 1996

    The accompanying Proxy (the "Proxy") is solicited on behalf of the Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 1, 1996 (the "Annual Meeting"). Any duly executed Proxy may be revoked at any time before it is voted at the meeting at the option of the person or persons executing it by giving written notice to the Secretary of the Company, by delivering to the Company another duly executed Proxy dated after the date of the Proxy being revoked, or by voting in person at the Annual Meeting.

    At the close of business on March 8, 1996, the record date (the "Record Date") for the Annual Meeting, the Company had outstanding and entitled to vote 63,180,206 shares of its Common Stock, par value $1 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter properly presented for action at the Annual Meeting.

    This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders to be held May 1, 1996, and the Proxy are being forwarded to shareholders on or about March 25, 1996.

    The address of the Company's principal executive offices is 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523, and the telephone number is (703) 876-3000.

                             PRINCIPAL SHAREHOLDERS

    A number of persons acting together, including Lester Crown and his son, James S. Crown, Charles H. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities, were the beneficial owners, as of August 25, 1992, of an aggregate of 8,268,362 shares of Common Stock, constituting on the Record Date approximately 12.9% of the Common Stock outstanding and entitled to vote. A
Schedule 13D, as last amended by a filing on August 25, 1992, relating to the ownership of shares of Common Stock by these persons and entities, has been filed with the Securities and Exchange Commission by Mr. Gerald Ratner, as attorney and agent, 222 North LaSalle Street, Chicago, Illinois 60601. These persons and entities, including Mr. Lester Crown, Mr. James Crown, and Mr. Goodman, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the
Schedule 13D.

    FMR Corp., a holding company ("FMR"), filed on February 14, 1996, a Schedule 13G with the Securities and Exchange Commission disclosing that it was holding indirectly over 5% of the Common Stock of the Company. According to the Schedule 13G, FMR was the holder of 5,749,411 shares of the Common Stock, constituting on the Record Date 9% of the Common Stock outstanding and entitled to vote. Of the shares of Common Stock held by FMR, 338,532 shares were held with "sole power to direct the vote," 5,749,411 were held with "sole power to direct the disposition of" and no shares were held with shared voting power or shared dipositive power. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

    On July 23, 1992, Warren E. Buffett ("Buffett"), Berkshire Hathaway Inc. ("Berkshire"), National Indemnity Company ("NIC"), and National Fire and Marine Insurance Company ("NFMIC"), together as a group (the "Buffett Group"), filed a
Schedule 13G with the Securities and Exchange Commission disclosing that the members of the Buffett Group were the beneficial owners of over 5% of the Common Stock. The Buffett Group disclosed that they became the beneficial owners of more than 5% of the Common Stock as a result of the completion by the Company of its tender offer on July 8, 1992. The address of Buffett and Berkshire is 1440 Kiewit Plaza, Omaha, Nebraska 68131. The address of NIC and NFMIC is 3024 Harney Street, Omaha, Nebraska 68131.

    On February 14, 1996, the most recent Schedule 13G of the Buffett Group was filed with the Securities and Exchange Commission and disclosed that the Buffett Group was the beneficial owner of 4,963,703 shares of the Common Stock, constituting on the record date 7.7% of the Common Stock of the Company. According to the Schedule 13G, Buffett and Berkshire each were the beneficial owners of 4,963,703 shares of the Common Stock outstanding entitled to vote, with "shared voting power" and "shared dispositive power." Of the 4,963,703 shares of Common Stock held by the Buffett Group, the Schedule 13G disclosed that NIC held 4,208,103 shares with "shared voting power" and "shared dispositive power," and NFMIC held 755,600 shares with "shared voting power" and "shared dispositive power."

    On February 13, 1996, Delaware Management Holdings, Inc. ("Delaware Management"), filed a Schedule 13G with the Securities and Exchange Commission disclosing that it was holding indirectly, in conjunction with a group of investment funds defined as the "Delaware Funds," over 5% of the Common Stock of the Company. According to the Schedule 13G, Delaware Management was the holder of 3,577,817 shares of Common Stock, constituting on the Record Date, 5.6% of the Common Stock outstanding and entitled to vote. Of the shares of Common Stock held by Delaware Management, 267,107 shares were held with "sole voting power," 3,170 shares were held with "shared voting power," 3,426,717 shares were held with "sole dispositive power," and 151,100 shares were held with "shared dispositive power." The address of Delaware Management is 2005 Market Street, Philadelphia, Pennsylvania 19103.

    In addition, on the Record Date, The Northern Trust Company, the trustee of the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees' Savings and Stock Investment Plan, held of record 6,083,882 shares of Common Stock for the account of participants in these plans, or 9.5% of the shares of Common Stock outstanding and entitled to vote on the Record Date for the Annual Meeting. The Northern Trust Company has expressly disclaimed beneficial ownership of these shares.

                             ELECTION OF DIRECTORS

    A Board of eight Directors is to be elected at the Annual Meeting. All Directors will hold office until the next Annual Meeting and until their respective successors are elected and qualified or as otherwise provided in the By-Laws of the Company.

    Each Proxy executed and returned by a shareholder will be voted for the election of the nominees for Director listed below, unless otherwise indicated on the Proxy. In the event that any nominee withdraws or for any reason is not able to serve as a Director, all Proxies received will be voted for the remainder of those nominated and for any replacement nominee designated by the Executive and Nominating Committee of the Board of Directors.

                   NAME, AGE, YEAR FIRST ELECTED A DIRECTOR,
              PRINCIPAL OCCUPATION -- CURRENT AND LAST FIVE YEARS
                            AND OTHER DIRECTORSHIPS
--------------------------------------------------------------------------------

FRANK C. CARLUCCI, 65, Director since 1991.
  Chairman since 1993 and Vice Chairman from 1989 to 1993 of The Carlyle Group (merchant bankers). U.S. Secretary of Defense from 1987 to 1989. Assistant to the President for National Security Affairs from 1986 to 1987. U.S. Ambassador to Portugal from 1975 to 1978. Director of Ashland Oil, Inc., Bell Atlantic Corporation, BDM International, Inc., Kaman Corporation, Neurogen Corporation (Chairman), Northern Telecom Limited, Pharmacia & Upjohn, Inc., The Quaker Oats Company, SunResorts Ltd., N.V., Texas Biotechnology Corporation, and Westinghouse Electric Corporation.

NICHOLAS D. CHABRAJA, 53, Director since 1994.
  Executive Vice President of the Company since 1994. Senior Vice President and General Counsel from 1993 to 1994. Partner at the law firm of Jenner & Block since 1975 and Senior Partner since 1986.

JAMES S. CROWN, 42, Director since 1987.
  General Partner since 1985 of Henry Crown and Company (Not Incorporated) (diversified investments). Director of First Chicago Corporation. Mr. James Crown is the son of Mr. Lester Crown and the cousin by marriage of Mr. Goodman.

LESTER CROWN, 70, Director since 1974.
  Chairman since 1983 of Material Service Corporation (aggregates), a subsidiary of the Company. Executive Vice President of the Company from 1976 to 1993. Chairman prior to 1989 of CC Industries, Inc. (real estate, diversified manufacturing, and cellular telephone systems). Director of Maytag Corporation. Mr. Lester Crown is the father of Mr. James Crown and the cousin by marriage of Mr. Goodman.

CHARLES H. GOODMAN, 62, Director since 1991.
  Vice President since 1987 of Henry Crown and Company (diversified investments). Vice President since 1973 of CC Industries, Inc. (real estate, diversified manufacturing, and cellular telephone systems). Mr. Goodman is the cousin by marriage of Mr. Lester Crown and Mr. James Crown.

JAMES R. MELLOR, 65, Director since 1981.
  Chairman and Chief Executive Officer of the Company since 1994. President and Chief Executive Officer of the Company from 1993 to 1994. President and Chief Operating Officer of the Company from 1991 to 1993. Executive Vice President of the Company from 1981 to 1990. President and Chief Operating Officer from 1977 to 1981 of AM International, Inc. (graphics). Executive Vice President from 1973 to 1977 of Litton Industries, Inc. (navigation and communications systems and products). Director of Bergen Brunswig Corporation, Computer Sciences Corporation, and Kerr Group Inc.

GORDON R. SULLIVAN, 58, Director since 1995.
  Corporate Vice President since 1995 of Coleman Research Corporation (total systems engineering and information services). Chief of Staff, U. S. Army, from 1991 to 1995. Director of Shell Oil Company and Rubbermaid Corporation.

CARLISLE A. H. TROST, 65, Director since 1994.
  Consultant since 1990 to the Electric Boat Board of Advisors (formerly General Dynamics Undersea Warfare Center). Chief of Naval Operations, U.S. Navy, from 1986 to 1990. Director of Lockheed Martin Corporation, The Louisiana Land and Exploration Company, and General Public Utilities Corporation.

    The following table shows the total number of shares of Common Stock of the Company beneficially owned on January 31, 1996, by (i) all Directors, (ii) each of the executive officers whose names are set forth on the Summary Compensation Table under "Executive Compensation -- Summary Compensation", and (iii) all Directors and executive officers as a group.

                                                                    COMMON STOCK
                                                              BENEFICIALLY OWNED(a)(b)
                                                             ---------------------------
                                                              SHARES           PERCENT
                           NAME                                OWNED          OF CLASS
----------------------------------------------------------------------------------------
DIRECTORS
---------
FRANK C. CARLUCCI..........................................      2,100(d)          (c)
NICHOLAS D. CHABRAJA.......................................     60,879             (c)
JAMES S. CROWN.............................................  7,726,590          12.02%(e)
LESTER CROWN...............................................  8,124,575          12.64%(f)
CHARLES H. GOODMAN.........................................  7,383,344          11.49%(g)
JAMES R. MELLOR............................................    456,553           0.71%
GORDON R. SULLIVAN.........................................          0             (c)
CARLISLE A. H. TROST.......................................        520             (c)
OFFICERS
--------
JAMES E. TURNER, JR........................................    199,629           0.31%
ROGER E. TETRAULT..........................................    118,182           0.18%
MICHAEL J. MANCUSO.........................................     26,204             (c)
DIRECTORS AND ALL EXECUTIVE OFFICERS AS A GROUP............  9,351,785(h)       14.55%(h)
----------------------------------------------------------------------------------------

(a) Except as noted below, based on information furnished to the Company as to shares of stock beneficially owned by each Director and executive officer on January 31, 1996. Includes shares as of January 31, 1996, in the Savings and Stock Investment Plan of the Company voted by the Directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.

(b)  Includes options exercisable within the next 60 days.

(c)  Less than .15%

(d) The shares beneficially owned by Mr. Carlucci are held in joint tenancy with his wife with shared investment and voting power.

(e) Of the aggregate 8,264,503 shares of Common Stock held by the Crown and Goodman families as of January 31, 1996, Mr. James Crown is deemed to be the beneficial owner of 7,726,590 shares. Mr. James Crown has sole investment and voting power with respect to 2,396 shares and shared investment and voting power with respect to 7,724,194 shares. Of the 7,726,590 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 7,724,194 shares.

(f) Of the aggregate 8,264,503 shares of Common Stock held by the Crown and Goodman families as of January 31, 1996, Mr. Lester Crown is deemed to be the beneficial owner of 8,124,575 shares. Mr. Lester Crown has sole investment and voting power with respect to 400,381 shares and shared investment and voting power with respect to 7,724,194 shares. Of the 8,124,575 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 7,724,194.

(g) Of the aggregate 8,264,503 shares of Common Stock held by the Crown and Goodman families as of January 31, 1996, Mr. Goodman is deemed to be the beneficial owner of 7,383,344 shares. Mr. Goodman has shared investment and voting power with respect to 1,899,128 shares. Of the 7,383,344 shares of Common Stock deemed to be beneficially owned by Mr. Goodman, he disclaims beneficial ownership as to all of the shares.

(h) The shares shown as beneficially owned by Mr. Lester Crown, Mr. James Crown, and Mr. Goodman have been consolidated for purposes of these totals in order to eliminate duplications.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

1995 BOARD MEETINGS

    During 1995, the Board of Directors of the Company held a total of six meetings. Each incumbent Director attended at least 83% of the meetings of the Board and 92% of the meetings of the Committees of the Board on which he served during the period of service. As a group, incumbent Directors attended 98% of all Board and Committee meetings held in 1995.

BOARD COMMITTEES

    Members of the Committees of the Board of Directors were not employees of the Company with the exceptions of Mr. Mellor, who served as a member of the Executive and Nominating Committee, and Mr. Chabraja, who served as a member of the Executive and Nominating Committee and the Benefit Plans and Investment Committee. Two Directors, Mr. Allen E. Puckett and Mr. Bernard W. Rogers, did not stand for reelection at the 1995 Annual Meeting of Shareholders. Mr. Puckett retired at that time from the Benefits Plan and Investment Committee and the Compensation Committee and Mr. Rogers retired at that time from the Audit and Corporate Responsibility Committee and the Executive and Nominating Committee.

    The Audit and Corporate Responsibility Committee consists of Mr. Carlucci, Chairman, Mr. James Crown, Mr. Goodman, Mr. Sullivan, and Mr. Trost, none of whom is an officer or employee of the Company. The Committee considers and advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the annual financial statements, the opinion of the independent auditors, the Company's internal audit program, and miscellaneous auditing matters. The Committee recommends the selection of the independent auditors and monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the Committee also monitors the policies, practices, and programs of the Company as they relate to its corporate responsibilities to government and commercial customers, suppliers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held seven meetings during 1995.

    The Benefit Plans and Investment Committee consists of Mr. Goodman, Chairman, Mr. Chabraja, Mr. Lester Crown, Mr. Sullivan, and Mr. Trost. The Committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held three meetings in 1995.

    The Compensation Committee consists of Mr. Trost, Chairman, Mr. Carlucci, Mr. James Crown, and Mr. Goodman, none of whom is eligible to participate in the Company's incentive compensation plans. The Committee establishes overall incentive compensation programs and policies for the Company. The Committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held five meetings in 1995.

    The Executive and Nominating Committee consists of Mr. Lester Crown, Chairman, Mr. Chabraja, Mr. James Crown, and Mr. Mellor. The Committee acts on behalf of the Board between meetings of the Board, reviews candidates proposed for membership on the Board of Directors, and recommends the Director nominees proposed for election at the Annual Meeting of Shareholders or to fill vacancies between Annual Meetings of Shareholders. The Executive and Nominating Committee will consider qualified nominees recommended by shareholders. Shareholders who wish to suggest qualified nominees should write to the Secretary of the Company, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523. The Executive and Nominating Committee held two meetings in 1995.

DIRECTOR COMPENSATION

    The Company pays an annual retainer to its outside Directors of $35,000 per year. The Company also pays a fee of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a Committee of the Board. In addition, Chairmen of Committees of the Board who are outside Directors are paid an additional annual retainer of $10,000. Directors who are employees of the Company are not paid for attendance at Board and Committee meetings. Directors are also reimbursed for travel expenses and for certain expenses in connection with special services rendered to the Company. In 1995, the outside Directors were paid an aggregate of $663,834 in retainers and fees and the Company paid an additional $12,650 for their special travel and accident insurance coverage.

    The Company's Retirement Plan for Directors provides that a Director is eligible for benefits if he has not been an employee of the Company and has served as a Director for at least five years, or if he has served less than five years, he has retired at an age that is established by the Board of Directors as a mandatory retirement age for Directors. However, any Director who has been both an outside Director and an employee for different periods of time prior to April 1, 1993, is also eligible to receive benefits. Benefits are equal to the average of a Director's income, consisting of retainer and fees, for the three highest years. Benefits are paid for the life of the Director or ten years, whichever is longer. If a Director has been an outside Board member for more than ten years, the period of payment is the longer of the life of the Director or the number of years of Board membership as an outside Director. Unpaid portions of benefits may be paid, if elected by the Director, to the spouse or estate of a Director. Payments may be made in a lump sum if an appropriate election is made.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board (the "Committee") has furnished the following report on executive compensation. The Committee is composed of the individuals listed below, all of whom are outside directors of the Company. The Committee supervises all compensation matters for the Company.

    The Committee has designed the Company's compensation program to reward both individual and collective performance and to create incentives for both short-term and long-term performances. The objective of the program is to provide appropriate incentives, including a substantial equity component, in order to reward senior management for superior performance.

    The compensation program includes three components: (i) a base salary, which is payable in cash, (ii) a bonus, which is payable in cash or stock, or a combination of both, and (iii) a long-term stock-based incentive award. The base salary reflects the prevailing market rates and individual performance. The bonus represents annual performance, both individual and Company-wide, as compared to the achievement of goals which are set yearly at the beginning of each fiscal year. The long-term stock-based incentive awards are designed to strengthen the mutual interest of senior management and the Company's shareholders.

    Each executive officer approves performance goals for those managers reporting to him; and senior management as a group establishes Company performance goals that are reviewed and adjusted, if appropriate, by the Committee. Company performance goals include earnings per share, return on equity, cash flow, net earnings, re-engineering accomplishments, and progress in the development of a long-term operating strategy, which will contribute to increased shareholder value. For 1995, the Company exceeded all of its stated goals.

    In awarding the annual compensation to senior management, the Committee reviews the base salaries, annual bonuses, and long-term incentives awarded by other companies to senior management. Each year several major compensation surveys, which include many of the companies within the Standard & Poor's Aerospace/Defense Index, are provided to the Committee by outside consultants. Base salaries are targeted around the 50th percentile of market in order to provide more leverage with the bonus portion and thus put more of the total compensation at risk. For executives whose annual performance far exceeds the individual goals set for them, bonuses may exceed the 75th percentile for positions at the same level in comparable companies, as reflected in the compensation surveys. Executives whose annual performance meets or exceeds their goals receive a bonus in the 50th to 75th percentile range of the market, as reflected on the compensation surveys. To the extent that executives do not meet their goals, bonuses are usually reduced significantly below the 50th percentile of the market, or eliminated altogether.

    In late 1993, the Committee adopted a new long-term incentive program (the "New Program") consisting of Performance Stock Options and Performance Restricted Stock (as defined below) and made grants for the years 1994 and 1995 (the "1993 Grants"). See "Executive Compensation-Stock Option Awards" and "Restricted Stock Awards" below. Because of the success of the New Program, the Committee determined that further awards of stock options and Performance Restricted Stock should be made for 1996 in December of 1995 (the "1995 Grants"). The New Program will continue to focus executives on achieving increased shareholder value for the Company on a long-term basis.

    As a part of the 1995 Grants, stock options (without a performance feature) were granted and are exercisable at $60.4375 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options may be exercised on or after December 12, 1996. The balance of these stock options may be exercised on or after December 12, 1997. The Performance Restricted Stock issued as part of the 1995 Grants continues to have a performance feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the Common Stock price from the date of grant to the end of the performance period. The Performance Restricted Stock granted on December 12, 1995, has a performance period of two years, ending on December 31, 1997.

    In reviewing the 1995 performance of James R. Mellor, the Company's Chief Executive Officer, the Committee determined that Mr. Mellor's base salary was appropriate in relation to the market data and the base salaries of other chief executive officers within the aerospace/defense industry and Fortune 500 companies of similar size. The Committee has determined that Mr. Mellor's base salary will remain at $670,000, and as the Company exceeded the performance goals for 1995 outlined above, it has awarded Mr. Mellor a cash bonus of $1,750,000.

    Under the New Program, Mr. Mellor received as part of the 1993 Grants, 240,000 Performance Stock Options, and as part of the 1995 Grants, 139,000 stock options. He also received 31,287 shares of Performance Restricted Stock, as adjusted for performance, from an original grant of 30,000 shares as part of the 1993 Grants, and another 38,500 shares of Performance Restricted Stock as part of the 1995 Grants.

    Effective January 1, 1994, publicly-held corporations are prohibited, pursuant to the Internal Revenue Code of 1986, as amended ("Section 162(m)"), from deducting compensation in excess of $1,000,000 to each of its Chief Executive Officers and its other four most highly compensated executive officers employed at year end. This limitation does not apply to certain performance-based compensation, which is awarded pursuant to formula and without upward adjustment at the discretion of the Committee, such as awards of the Company's Performance Stock Options and Performance Restricted Stock.

    The Committee and one of its compensation consultants have considered the implications of the tax law and of proposed Internal Revenue Service regulations and have concluded that discretion and the use of judgment have been critical elements of the Committee's executive compensation philosophy in the past, and the Committee believes it is in the best interest of the shareholders to maintain discretionary control over certain aspects of executive compensation in the future. Because of the importance of judgment and discretion, certain portions of executive compensation awards in 1995 will not, and in future years may not, qualify for deductibility under the law and the Company will forego a deduction, if any, for compensation expenses in excess of regulatory limits. The Committee believes that the amount of the deduction foregone will be immaterial.

    The Company's compensation program is designed not only to increase shareholder value, but to do so in a cost effective manner for its U. S. Government customers. Less than twenty-one percent of the estimated value of executive compensation to the named corporate officers during 1993, 1994, and 1995, as shown in the Summary Compensation Table and the option exercise table below, was charged as cost under the Company's U. S. Government contracts, and, therefore, payable by its U. S. Government customers.

    The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company), for the period indicated.

                        FIVE-YEAR HISTORICAL PERFORMANCE
                        CUMULATIVE TOTAL RETURN BASED ON
                REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1990

                                                                   S&P AERO-
      MEASUREMENT PERIOD          GENERAL DY-                    SPACE/DEFENSE
    (FISCAL YEAR COVERED)        NAMICS CORP.       S&P 500          INDEX
DEC-90                                     100             100             100
DEC-91                                     219             130             120
DEC-92                                     432             140             126
DEC-93                                     653             155             164
DEC-94                                     695             157             177
DEC-95                                     891             215             293

    This report is submitted by the Compensation Committee, which comprises four outside directors.

                                                       Mr. Trost, Chairman
                                                       Mr. Carlucci
                                                       Mr. James Crown
                                                       Mr. Goodman

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table sets forth a summary of compensation for services in all capacities to the Company and its subsidiaries for 1995, 1994, and 1993 for the Chief Executive Officer and the next four most highly compensated executive officers of the Company at the end of 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                              ------------------------------------------------
                                                ANNUAL COMPENSATION                   AWARDS                   PAYOUTS
                                         ----------------------------------   -----------------------   ----------------------
                                                               OTHER ANNUAL   RESTRICTED  SECURITIES               ALL OTHER
            NAME AND                                           COMPENSATION    STOCK      UNDERLYING     LTIP     COMPENSATION
       PRINCIPAL POSITION        YEAR     SALARY    BONUS(a)       (b)        AWARD(c)   OPTIONS/SARS   PAYOUTS       (d)
------------------------------------------------------------------------------------------------------------------------------
JAMES R. MELLOR                   1995   $670,000   $1,750,000   $220,651     $2,326,844   139,000        $ 0     $    62,129(e)
Chairman of the Board and Chief   1994    670,000   1,600,000     264,970              0         0          0          55,181
Executive Officer                 1993    670,000   1,350,000     663,622      1,410,000   240,000          0      12,121,770

NICHOLAS D. CHABRAJA              1995   $500,000   $700,000     $106,720     $1,118,094    67,500        $ 0     $     5,551
Executive Vice President          1994    500,000    600,000       76,016        279,188   100,000          0           5,550
                                  1993    350,000    325,000        7,645        658,000   100,000          0         753,044
JAMES E. TURNER, JR.              1995   $356,000   $500,000     $  1,652     $  604,375    36,000        $ 0     $    29,726
Executive Vice President, Marine  1994    356,000    475,000            0              0         0          0          30,156
Group                             1993    356,000    400,000      408,807        564,000    90,000          0       5,309,423

ROGER E. TETRAULT                 1995   $300,000   $300,000     $  8,840     $  423,063    25,000        $ 0     $    22,107
Senior Vice President and         1994    276,000    275,000       19,532              0         0          0          20,614
President, Land Systems           1993    276,000    225,000      234,051        470,000    70,000          0       3,231,096

MICHAEL J. MANCUSO                1995   $220,000   $175,000     $  5,953     $  260,533    15,500        $ 0     $    16,638
Vice President and Chief          1994    220,000    130,000       35,301        115,050    11,000          0           5,178
  Financial Officer               1993    165,000     50,000          761        138,638    19,000          0           6,235

--------------------------------------------------------------------------------

(a) Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual award may have been made in the succeeding year.
(b) "Other Annual Compensation" comprises the following items: (i) non-cash items provided to management, including club memberships, financial planning services, special travel, accident and supplementary life insurance, and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); (ii) amounts reimbursed for the payments of taxes; and
    (iii) amounts distributed from the Special Distribution Account, which is explained hereinafter:
       On January 15, 1992, the shareholders of the Company approved an amendment to the 1988 Incentive Compensation Plan to permit the benefits of any special distributions to shareholders to also be received by holders of stock options and Restricted Stock. Special distributions made with reference to awards of Restricted Stock were placed in the Special Distribution Account of each individual employee owning shares of Restricted Stock and held in the Special Distribution Account until such time as the restrictions lapsed on the Restricted Stock. Special distributions with regard to stock options were reflected by decreasing the option exercise price according to a formula and crediting the excess to the Special Distribution Account. To the extent the amount in a Special Distribution Account exceeded 90% of the exercise price of a stock option, the excess was then paid to the optionee. During 1993, the Company declared three special distributions aggregating $50 per share (before the 100% stock dividend) to all shareholders of the Company. The amounts shown in this table include amounts distributed from the Special Distribution Account for each individual. These individuals received the same special distributions as all other shareholders of the Company as part of the Company's plan to return excess cash assets to shareholders.
    The amounts shown include the following: for Mr. Mellor, Perquisites of $149,769, of which $73,102 relates to personal travel and $45,824 relates to club membership; and for Mr. Chabraja, Perquisites of $77,323, of which $64,602 is for personal travel.
(c) The dollar value of awards of Restricted Stock is calculated by multiplying the price of the Company's unrestricted Common Stock on the date of grant by the number of shares of Restricted Stock awarded. As of December 31, 1995, Mr. Mellor held a total of 102,927 shares of Restricted Stock with an aggregate market value of $6,104,858; Mr. Chabraja held a total of 47,177 shares of Restricted Stock with an aggregate market value of $2,798,186; Mr. Turner held a total of 38,946 shares of Restricted Stock with an aggregate market value of $2,309,985; Mr. Tetrault held a total of 23,810 shares of Restricted Stock with an aggregate market value of $1,412,231; and Mr. Mancuso held a total of 9,166 shares of Restricted Stock with an aggregate market value of $543,658. Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant.
(d) "All Other Compensation" reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan (the "Salaried Plans"), (ii) payments by the Company for term life insurance, (iii) amounts representing cash distributions received by all shareholders of the Company which were accrued to but not paid out of the Special Distribution Accounts, and (iv) amounts paid or accrued pursuant to arrangements entered into in 1993 with executives who would be remaining with the Company. See "Employment Agreements and Other Arrangements."
(e) Includes the cost to the Company of a split-dollar life insurance policy on Mr. Mellor and his wife (see "Executive Compensation -- Retirement Plans"). During 1995, the Company paid a premium of $535,806 and an additional contribution of $535,806 had been made by the Company in 1994. The Company is entitled to a refund of the premiums paid by it to the insurer pursuant to the split dollar life insurance arrangement before any dollars are paid by the insurer to the owner or beneficiaries of the policy, or, in any event, at the end of fifteen years. The amount of other compensation associated with the split dollar insurance arrangement in 1995 includes $7,763, representing the cost of the term life insurance component of the policy, and $35,909, representing the cost to the Company associated with the non-term component of the split dollar policy.

STOCK OPTION AWARDS

    Under the General Dynamics Corporation 1988 Incentive Compensation Plan, as amended (the "Incentive Compensation Plan"), the Company is authorized to award incentive stock options, meeting the applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which do not qualify under Code requirements. The option price of all stock options shall not be less than 100% of the fair market value of the Common Stock on the date of the award. Stock options may be exercised for cash or Common Stock, or a combination of both, under procedures established by the Compensation Committee.

    The Compensation Committee is authorized to establish (i) the term of each stock option which, in the case of incentive stock options, shall not be more than ten years, (ii) the terms and conditions upon which and the times when each stock option shall be exercised, and (iii) the terms and conditions under which stock options may be exercised after termination of employment. All stock options granted prior to October 25, 1993 (except those which were issued in connection with the termination of and in substitution for benefits under the Gain/Sharing Plan as described in the Company's Proxy Statement dated December 6, 1991, and those described below), are awarded for terms of ten years and are exercisable in their entirety beginning 18 months after the date of the award. The term of the Gain/Sharing Plan options expires on December 2, 1996. The Compensation Committee cannot award stock appreciation rights.

    On October 25, 1993, the Compensation Committee of the Board of Directors approved the New Program pursuant to the Incentive Compensation Plan. All stock options are exercisable at the fair market value of the Common Stock on the date of grant. Both Performance Stock Options and other stock options may be granted under the New Program and have terms of five years. Pursuant to the 1993 Grants, fifty percent of the Performance Stock Options became exercisable after December 31, 1994, since the price of the Common Stock attained and maintained $52.50 per share for 30 consecutive days in the latter part of 1995. The remaining fifty percent may be exercised after December 31, 1995, if the price of the Common Stock attains and maintains $60.00 per share for 30 consecutive days at any time during the term of the option.

    Pursuant to the New Program, the Committee made the 1995 Grants, including grants of stock options which did not contain any of the performance features of the Performance Stock Options issued pursuant to the 1993 Grants. Fifty percent of these stock options may be exercised on or after December 12, 1996. The balance of these stock options may be exercised on or after December 12, 1997.

    The following table sets forth information with respect to stock options granted during 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                            POTENTIAL
                               ----------------------------------------------------     REALIZABLE VALUE AT
                                              PERCENTAGE OF                               ASSUMED ANNUAL
                                NUMBER OF         TOTAL                                RATES OF STOCK PRICE
                                SECURITIES    OPTIONS/SARS    EXERCISE                     APPRECIATION
                                UNDERLYING     GRANTED TO        OR                       FOR OPTION TERM
                               OPTIONS/SARS   EMPLOYEES IN      BASE     EXPIRATION   -----------------------
            NAME                 GRANTED       FISCAL YEAR     PRICE        DATE          5%          10%
------------------------------------------------------------------------------------------------------------
JAMES R. MELLOR                   139,000          19.3%      $60.4375   12/11/2000   $2,320,990   $5,128,780
NICHOLAS D. CHABRAJA               67,500           9.4        60.4375   12/11/2000    1,127,099    2,490,595
JAMES E. TURNER, JR.               36,000           5.0        60.4375   12/11/2000      601,120    1,328,317
ROGER E. TETRAULT                  25,000           3.5        60.4375   12/11/2000      417,444      922,442
MICHAEL J. MANCUSO                 15,500           2.2        60.4375   12/11/2000      258,815      571,914
------------------------------------------------------------------------------------------------------------

    The following table sets forth information with respect to option exercises and year-end values during 1995 by the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                       OPTIONS/SARS            OPTIONS/SARS
                                                                    AT FISCAL YEAR-END      AT FISCAL YEAR-END
                                        SHARES                    ----------------------   ---------------------
                                      ACQUIRED ON      VALUE         EXERCISABLE(e)/          EXERCISABLE(e)/
                NAME                   EXERCISE     REALIZED(a)      UNEXERCISABLE(u)        UNEXERCISABLE(u)
------------------------------------------------------------------------------------------------------------
JAMES R. MELLOR                                                           120,002(e)            $ 1,477,525(e)
                                             0        $     0             258,998(u)              1,477,475(u)
NICHOLAS D. CHABRAJA                                                      100,002(e)              1,254,710(e)
                                             0              0             167,498(u)              1,254,660(u)
JAMES E. TURNER, JR.                                                       45,002(e)                554,087(e)
                                             0              0              80,998(u)                554,038(u)
ROGER E. TETRAULT                                                          33,938(e)                417,862(e)
                                         1,064         14,497              59,998(u)                430,913(u)
MICHAEL J. MANCUSO                                                         15,002(e)                218,412(e)
                                             0              0              30,498(u)                229,538(u)
------------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the market price of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.

RESTRICTED STOCK AWARDS

    The Company can award shares of Restricted Stock to participants in its Incentive Compensation Plan. Awards of Restricted Stock generally provide for restrictions to lapse over time. Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. Awards of Performance Restricted Stock were made to certain executive officers pursuant to the New Program during 1993, 1994, and 1995.

    The Performance Restricted Stock has a feature which will increase or decrease the number of shares initially granted at twice the rate of the corresponding increase or decrease in the price of the Common Stock from the date of grant to the end of the performance period. At the end of the performance period, the average price per share of Common Stock over the preceding 30 trading days (the "Average Price") will be compared to the price per share on the date of grant. That difference will be multiplied by the number of shares of Performance Restricted Stock to be earned at the end of the performance period and the resulting product will be divided by the Average Price. The number of shares of stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time. Once the number of shares of Performance Restricted Stock has been adjusted, restrictions will continue to be imposed for a period of two years, at the end of which time all restrictions will lapse. For awards made on December 12, 1995, the performance period is two years ending on December 31, 1997.

    At the end of the first performance period for the 1993 Grants, December 1994, the average price of Common Stock was $43.3188, less than its grant price, and as a result 16,107 shares of Performance Restricted Stock were forfeited. The restrictions on the remaining shares of Performance Restricted Stock from the first performance period will lapse on January 1, 1997. In contrast, at the end of the second performance period, December 1995, the average price of Common Stock was $60.3729, higher than its grant price, and as a result 24,872 new shares of Performance Restricted Stock were granted. The restrictions on the remaining shares of Performance Restricted Stock from the second performance period will lapse on January 1, 1998. Performance Restricted Stock awards were made on December 12, 1995, as follows: Mr. Mellor-38,500 shares; Mr. Chabraja-18,500 shares; Mr. Turner-10,000 shares; Mr. Tetrault-7,000 shares; and Mr. Mancuso-4,300 shares.

RETIREMENT PLANS

    The Company and its subsidiaries maintain retirement plans (the "Retirement Plans") for officers and other salaried employees. Active participants in the Retirement Plans numbered approximately 7,740 as of January 1, 1996 (excluding employees of operations which the Company has sold). Membership in the Retirement Plans is automatic for any eligible salaried employee not included in a unit where pensions are the subject of collective bargaining and who has completed one year of continuous service or who has attained age 40. Reduced retirement benefits are payable upon early retirement if a member retires between the ages of 55 and 62 with ten or more years of continuous service. Retirement benefits are fully vested when a member has completed five years of continuous service.

    The Retirement Plans for salaried employees were amended, effective July 1, 1990, to adopt a benefit structure based upon final average pay in lieu of the prior career average pay formula. Upon retirement at the normal retirement age of 65, or at or after age 62 for participants with ten or more years of continuous service, a member of a Retirement Plan is entitled to the full normal monthly retirement benefit earned through the date of retirement. This monthly benefit will equal 1 1/3% of final average pay per year of Retirement Plan membership up to a maximum of 40 years of membership. "Final average pay" means the average of a member's highest consecutive 60 monthly base rates of pay received during the member's last 120 months of salaried employment as a Retirement Plan member. The compensation used in this average also includes 100% of the original value of any bonus awards (excluding the value of any stock options, restricted stock, or any previously granted long-term compensation awards) which have been earned out. See the "Summary Compensation Table" under the caption "Executive Compensation -- Summary Compensation" above for the salary and bonus amounts earned by the Chief Executive Officer and the next four most highly compensated officers.

    The Retirement Plans are non-contributory. The amount of the Company's contribution for any individual member cannot be readily calculated because the contribution is based upon actuarial assumptions for the population as a whole. The benefits under the final average pay formula are not subject to any reduction for social security or other offset amounts. The amount of benefits which may be paid under the Retirement Plans is limited by the Code. To the extent that any benefits accrued under the formulas in the Retirement Plans for salaried employees exceed those limitations, the excess is paid as an operating expense under a separate, unfunded, non tax-qualified program.

    The table below sets forth projected annual benefits payable at age 65 based upon earnings and years of credited service. It has been assumed that each individual will continue as a Retirement Plan member until normal retirement date or the actual date of retirement and that current earnings will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity.

                             PENSION PLAN TABLE (a)

                                                 YEARS OF SERVICE
------------------------------------------------------------------------------------------------------------
REMUNERATION          5                10               15               20               25               30
------------------------------------------------------------------------------------------------------------
 $  350,000        $   23,333       $   46,667       $   70,000       $   93,333       $  116,667      $   140,000
    400,000            26,667           53,333           80,000          106,667          133,333          160,000
    500,000            33,333           66,667          100,000          133,333          166,667          200,000
    600,000            40,000           80,000          120,000          160,000          200,000          240,000
    800,000            53,333          106,667          160,000          213,333          266,667          320,000
    900,000            60,000          120,000          180,000          240,000          300,000          360,000
  1,000,000            66,667          133,333          200,000          266,667          333,333          400,000
  1,500,000           100,000          200,000          300,000          400,000          500,000          600,000
  2,000,000           133,333          266,667          400,000          533,333          666,667          800,000
  2,500,000           166,667          333,333          500,000          666,667          833,333        1,000,000
------------------------------------------------------------------------------------------------------------

(a) Since Mr. Mellor has relinquished his rights to certain supplemental retirement benefits, his pension benefits are estimated to be approximately $82,126 per year pursuant to the tax-qualified Retirement Plan, assuming he continues to be employed until January 1, 1997.

    As of January 1, 1996, the persons named in the "Summary Compensation Table" under the heading "Executive Compensation -- Summary Compensation" were credited with the following years of service under the retirement plans: James R. Mellor, 14 years; Nicholas D. Chabraja, 3 years; James E. Turner, Jr., 7 years; Roger E. Tetrault, 4 years; and Michael J. Mancuso, 2 years.

    Effective July 1, 1993, salaried retirees age 65 or older who were then receiving retiree medical coverage began to receive a $94 per month pension improvement in lieu of the current post 65 retiree medical coverage. The retiree receives an additional $94 per month pension improvement for an eligible spouse. Current employees who retire at age 65 with at least ten years of credited service will also receive a $94 per month pension improvement at age 65. If the employee retires with less than ten years of continuous service or with a vested pension before age 55, a prorated pension improvement will be provided at age
65. The retiree will receive an additional amount equal to the amount received by the retiree for an eligible spouse.

    Mr. Mellor and the Company have agreed that he would forego certain supplemental retirement benefits, and in lieu thereof he entered into a split-dollar life insurance arrangement with the Company dated November 21, 1994 ( the "Insurance Agreement"). Under the Insurance Agreement, the Company has agreed to pay to the insurer an annual premium equal to $535,806 for a period of ten years. The Company would then receive a reimbursement of the premiums (a total of $5,358,060) at the end of 15 years. Since the Company will receive a reimbursement of the premiums it pays, the cost to the Company pursuant to this arrangement is equal to the interest that would have been earned on the annual premiums. The present value of the foregone interest is approximately equal to the present value of the amounts which Mr. Mellor would have received at that time under the Supplemental Retirement Plan, the Supplemental Savings and Stock Investment Plan, and the Mellor Employment Agreement (as defined below).

    On October 3, 1995, Mr. Mellor entered into an agreement with the Company extending his employment until at least December 31, 1996 (the "Extension Agreement"). In consideration for his remaining an employee of the Company at least until that time, Mr. Mellor will receive, pursuant to the Extension Agreement, an annual supplemental retirement benefit equal to $58,272 upon his retirement. As part of the Extension Agreement, he will also receive, upon his retirement, a cash payment of $84,821, which represents the difference between the amount of benefit under the Supplemental Savings and Stock Investment Plan ("Supplemental SSIP") that he relinquished in 1994 as part of the Insurance Agreement and the value of Mr. Mellor's account in the Supplemental SSIP as of December 31, 1994.

    Mr. Turner entered into an agreement with the Company, dated September 1, 1988, providing him with an enhancement to his retirement benefit which is intended to ensure he receives a benefit equivalent to the one he would have received if he had continued to be covered by the defined benefit retirement plans maintained by his former employer, the Newport News Shipbuilding and Drydock Company. The benefit is based on the formula in that plan, as reduced by benefits actually payable under the Newport News retirement plan and the Retirement Plans. Since Mr. Turner has received substantial increases in his compensation and commensurate increases in his Retirement Plan benefit accruals, Mr. Turner currently will not be entitled to any supplemental benefits pursuant to his employment agreement.

    Mr. Tetrault entered into an agreement with the Company, dated July 3, 1991, providing him with an enhancement to his retirement benefit which is intended to ensure he receives a benefit equivalent to the one he would have received had he continued to be covered by his former employer under the Babcock and Wilcox retirement plan. The benefit is based on the formula in that plan, as reduced by benefits actually payable under the Babcock and Wilcox retirement plan and the Retirement Plans. In addition to this benefit, the agreement also provides for an annual lifetime benefit of $5,000 commencing at age 65. The present value of Mr. Tetrault's benefit, based on an eight percent interest rate and assuming he continues in service until his first opportunity to retire at October 1, 1996, is estimated to be equal to $308,000. During 1995, the Company recorded an expense of $6,400 to amortize the cost of this retirement benefit, assuming Mr. Tetrault would retire at October 1, 2006, at age 65.

    The foregoing benefits for Messrs. Mellor and Tetrault are subject to the same level of risk as all other general unsecured obligations of the Company.

                  EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

TERMINATION OF CERTAIN BENEFITS

    In 1993, at the request of the Board of Directors, the Compensation Committee developed a program for executives who were to remain with the Company after the reorganization of the Company, in exchange for the waiver of certain employee compensation rights, and in further consideration of their written commitment to remain with the Company in a given role for a defined period, the Company provided certain compensation to be paid in installments (the "Continuation Package"). The Continuation Package did not affect those employees' right under the Retirement Plans. One-half of the payment under the Continuation Package was made to the executives upon their execution of their agreements to remain with the Company. The remainder of the payment was to be made in 1995, the second anniversary of those agreements, or earlier, if the employee terminated his or her employment with the consent of the Company. The Company paid an aggregate of $3,650,000 to members of this group of employees in 1995.

    In 1993, Messrs. Mellor, Turner, and Tetrault each entered into employment agreements with the Company that also terminated prior benefits as described below.

EMPLOYMENT AGREEMENTS

    In connection with his continued employment with the Company as President and his assumption of the duties of Chief Executive Officer, the Company entered into an agreement with Mr. Mellor, dated March 17, 1993 (the "Mellor Employment Agreement"). Pursuant to the Mellor Employment Agreement, Mr. Mellor's base salary was established at $670,000. In consideration for his waiver of certain employee compensation rights, and in consideration of his remaining as an employee of the Company until at least December of 1995, Mr. Mellor received a payment of $3,100,000 upon execution of the Mellor Employment Agreement and was to be paid another $3,100,000 on December 31, 1995. On October 3, 1995, Mr. Mellor entered into an Agreement with the Company extending his employment until at least December 31, 1996 (the "Extension Agreement"). Pursuant to the Extension Agreement, all terms and conditions of the Mellor Employment Agreement were extended until December 31, 1996, except that Mr. Mellor is to receive certain supplemental retirement benefits described under "Executive Compensation-Retirement Plans" above. In addition, the $3,100,000, which was to have been paid by the Company to Mr. Mellor pursuant to the Mellor Employment Agreement on December 31, 1995, will be disbursed on January 1, 1997. Mr. Mellor has also agreed to provide the Company consulting services for the period of one year following his retirement from the Company. In consideration therefore, Mr. Mellor will retain all of the Performance Restricted Stock which has been issued to him, subject to the terms and conditions under which it was granted.

    The Company entered into an agreement with Mr. Chabraja, dated February 3, 1993, which was subsequently amended on December 22, 1993 (as amended, the "Chabraja Agreement"). Pursuant to the Chabraja Agreement, Mr. Chabraja agreed to serve as Senior Vice President and General Counsel. It was agreed that Mr. Chabraja would remain a partner of Jenner & Block and reside in Chicago, but devote substantially all of his time and attention to the business affairs of the Company. Additionally, it was agreed that Mr. Chabraja would not participate in any fees that Jenner & Block derives from its representation of the Company. On March 4, 1994, Mr. Chabraja was promoted to the position of Executive Vice President and elected a member of the Board of Directors of the Company.

    In connection with his continued employment with the Company as Executive Vice President and President, Electric Boat, the Company entered into an agreement with Mr. Turner, dated March 17, 1993 (the "Turner Agreement"). Pursuant to the Turner Agreement, in consideration for his waiver of certain employee compensation rights, and in consideration of his remaining as an employee of the Company until at least March 1995, Mr. Turner received a payment of $1,100,000 upon execution of the Turner Agreement and was paid another $1,100,000 on March 31, 1995.

    In connection with his continued employment with the Company as Vice President and President, Land Systems, the Company entered into an agreement with Mr. Tetrault, dated March 17, 1993 (the "Tetrault Agreement"). Pursuant to the Tetrault Agreement, in consideration for his waiver of certain employee compensation rights, and in consideration of his remaining as an employee of the Company until at least March 1995, Mr. Tetrault received a payment of $700,000 upon execution of the Tetrault Agreement and was paid another $700,000 on March 31, 1995.

SEPARATION AGREEMENTS

    The Company has entered into Severance Protection Agreements with 22 of its key executives which become effective upon change in control of the Company. A "change in control" is defined as one of the following events: (i) an acquisition of the Common Stock of the Company by any person who on the date of the agreement owned less than 10% of the outstanding shares of Common Stock, and who after such acquisition owns 30% or more of the outstanding shares of Common Stock; (ii) a merger, consolidation, or reorganization of the Company, approved by the shareholders, in which the Company is not the surviving entity; or (iii) the complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. For purposes of calculating ownership, acquisitions by the Company and the employee benefit plans of the Company are excepted.

    The Severance Protection Agreements provide that, during a period of two years following the change in control, if the executive's employment is terminated by the Company without cause or by the executive with good reason (as defined in the agreements), or by the executive for any reason during the 60-day period commencing on the first anniversary of the change in control, the Company shall pay the executive, in addition to all accrued obligations, a lump sum severance payment equal to a multiple of the sum of the executive's base salary and bonus, as well as continue other fringe benefits for a corresponding period. Payments under the Severance Protection Agreement may be subject to excise tax under Section 4999 of the Internal Revenue Code. If such taxes are due, the Company will pay such taxes and any associated taxes thereon.

    As of the date of this proxy statement, the amount of the Company's liability pursuant to the respective Severance Protection Agreements may be as much as $7,400,000 for Mr. Mellor; $6,500,000 for Mr. Chabraja; $1,900,000 for
Mr. Turner; $1,300,000 for Mr. Tetrault; and $2,000,000 for Mr. Mancuso.

                  TRANSACTIONS INVOLVING DIRECTORS AND OTHERS

    Material Service Corporation, an indirect subsidiary of the Company, paid a subsidiary of CC Industries, Inc. ("CCI") $160,066 pursuant to fleeting service agreements. Mr. Lester Crown, a Director of the Company, is Chairman of the Board of Directors of CCI. Mr. James Crown and Mr. Goodman, Directors of the Company, are Vice Presidents of CCI.

    In 1995, the Company entered into an agreement with Crown Golf Properties L.
P. ("Crown Golf Properties"), pursuant to which Crown Golf Properties provides golf course management services for a golf course owned by one of the Company's subsidiaries. During 1995, the Company paid Crown Golf Properties $75,000 for management services and reimbursed it for certain expenses.

    Mr. James Crown has an equity interest in the general partnership of Crown Golf Properties. All of the stock of CCI and a limited partnership interest in Crown Golf Properties is owned by HC Co. Partnership. Mr. James Crown has an approximate 0.1% interest in HC Co. Partnership and is a beneficiary of various trusts, including a trust of which Mr. Lester Crown is trustee, which have an approximate 8.5% interest in HC Co. Partnership.

    As in prior years, Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties to certain trusts under leases of coal lands as restated in 1964, the beneficiaries of which trusts include certain associates of Mr. Lester Crown, Mr. James Crown, and Mr. Goodman. The portion of the royalties paid in 1995 for the direct or indirect benefit of those associates was $550,693.

    Mr. Chabraja, a Director of the Company, is a Senior Partner of the law firm of Jenner & Block which has, since 1960, provided legal services to the Company. Mr. Chabraja's agreement with the Company provides that he will not participate in any revenues which Jenner & Block derives from its representation of the Company nor will Jenner & Block bill the Company for any time which Mr. Chabraja devotes to the Company's affairs. During 1995, Mr. Chabraja devoted substantially all of his business time and attention to the affairs of the Company and he intends to do so again in 1996. In 1995, the Company paid Jenner & Block $13,606,539 for legal fees.

    In the opinion of management, the terms of the above transactions were at least as favorable to the Company as those available from unaffiliated parties.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent auditors to audit the books, records, and accounts of the Company for 1996. The firm commenced auditing the books of the Company and its predecessor, Electric Boat Company, in 1949.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP. SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                              SHAREHOLDER PROPOSAL

    The Company has been advised by the custodian of the New York City Employees' Retirement System ("NYCERS"), 1 Centre Street, New York, New York 10007-2341, owners of more than 1,000 shares of Common Stock, that they intend to present to the Annual Meeting the following:

THE PROPOSAL

WHEREAS, the New York City Employees' Retirement System ("NYCERS") is concerned about the long-term economic performance of the companies in which it owns stock, and

WHEREAS, the board of directors of a company is accountable to shareholders for the performance of management and the company, and NYCERS believes that a majority of directors should be independent of management, and

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and is charged by law and by shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

WHEREAS, the board of directors should monitor the activities of management in the implementation of those policies for the best interest of shareholders, and

WHEREAS, the Company's interests can best be served by having directors who are independent of management and who represent a breadth of experience,

NOW THEREFORE, BE IT RESOLVED THAT: the shareholders request that the board of directors consist of a majority of independent directors. For those purposes, an independent director is one who: (1) has not been employed by the company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services (whether or not as an employee) for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues.) (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director. We request that this resolution be applied only to nominees for director at meetings subsequent to the 1996 annual meeting and that it not apply to incumbent directors.

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

    For the last three years, the shareholders of the Company did not vote in favor of the nearly identical proposals submitted by the same proponents. The Board of Directors agrees with the general premise of the proposal, that the number of inside directors should be low. However, the proposal's definition of "independent director" is unduly restrictive, so as to disqualify many individuals with experience in the Company's industry to the disadvantage of the Company. Therefore, your Board of Directors recommends that all shareholders vote AGAINST.

    The Board of Directors of the Company has made changes in the composition of the Board of Directors that enhance management's accountability to the Board and the Board's representation of shareholder interests. Moreover, the Company has consistently followed a policy of adding to its Board of Directors eminently qualified non-employees whom the Company believes could provide substantial benefit and guidance to the Company. The Company's non-employee nominees for election to director at this Annual Meeting include the former Secretary of Defense, Frank C. Carlucci; former Chief of Staff, United States Army, Gordon R. Sullivan; and former Chief of Naval Operations, United States Navy, Carlisle A.
H. Trost. Also being nominated are distinguished business leaders. Upon election of the current nominees, only two of the Board's eight directors will be employees of the Company. The outstanding performance of the Common Stock in the last few years is the result of the oversight and leadership of the Company's Board of Directors. All shareholders, including NYCERS, have greatly benefited from these results.

    In light of the foregoing and in view of the belief of the Board of Directors that the definition of "independent director" in the proposal is excessively narrow so as to disqualify certain current directors to the disadvantage of the Company, your Board of Directors recommends a vote AGAINST the proposal.

RECOMMENDATION

    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY THE PROXY WILL BE VOTED AGAINST UNLESS SHAREHOLDERS DIRECT OTHERWISE.

                         COMPLIANCE WITH SECTION 16(a)
                         OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act requires the Company's officers and directors, and persons who are holders of more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms.

    Based solely on its review of the copies of Forms 3, 4, and 5 submitted to the Company, the Company believes that all the officers, directors, and persons who hold more than 10% of the Common Stock complied with all filing requirements.

                          SHAREHOLDER PROPOSALS - 1997
                            MEETING OF SHAREHOLDERS

    Any proposal of a shareholder intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company no later than November 25, 1996, in order to be considered for inclusion in the Proxy Statement and form of Proxy for that meeting.

                                 VOTE REQUIRED

    Each shareholder on the Record Date shall have one vote for each share of Common Stock registered in such shareholder's name on the books of the Company on the Record Date. A majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of shareholders.

    Abstentions will be counted to determine if a quorum is present, but will not be considered votes cast. Shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal.

    Brokers or nominees who do not have discretionary power to vote shares held in their name and who have not received instruction from the beneficial owner or other person entitled to vote the shares will nevertheless be entitled to vote those shares for the election of Directors and for the selection of the independent auditors under certain circumstances, pursuant to the rules of The New York Stock Exchange, Inc. Consequently, those shares will be voted as indicated by the broker.

    The eight nominees for election to the Board of Directors at the Annual Meeting who receive the greatest number of votes cast for the Directors at the meeting, a quorum being present, shall become Directors. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, a quorum being present, is required for the adoption of the shareholder proposal.

                             OTHER MATTERS THAT MAY
                            COME BEFORE THE MEETING

    As of the date of this Proxy Statement, the only matters expected to come before the meeting are those set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote Proxies on those matters in accordance with their best judgment.

                    SOLICITATION OF PROXIES AND COST THEREOF

    The cost of soliciting Proxies will be borne by the Company. Solicitation will be made initially by mail. The Directors and officers and other employees of the Company may, without compensation other than their usual compensation, solicit Proxies by mail, telephone, telegraph, or personal interview. In addition, solicitation of brokerage firms, dealers, banks, voting trustees and their nominees will be made by the means described above by Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, at a cost anticipated by the Company to be $17,000, plus certain out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, voting trustees, nominees and other record holders for their out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock.

Falls Church, Virginia, March 25, 1996

    GENERAL DYNAMICS CORPORATION WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IS FILED ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR 1995 MAY BE OBTAINED UPON WRITTEN REQUEST TO PAUL A. HESSE, SECRETARY, GENERAL DYNAMICS CORPORATION, 3190 FAIRVIEW PARK DRIVE, FALLS CHURCH, VIRGINIA 22042-4523.

P                        GENERAL DYNAMICS CORPORATION

R           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 1, 1996.

O        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF THE CORPORATION.
X

Y               The undersigned hereby appoints JAMES R. MELLOR, NICHOLAS D.
         CHABRAJA, and PAUL A. HESSE, and each of them, as proxy or proxies, with power of substitution, to vote all shares of Common Stock of GENERAL DYNAMICS CORPORATION which the undersigned is entitled to vote at the 1996 Annual Meeting of Shareholders, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting.


         Nominees:  F.C. Carlucci, N.D. Chabraja,
                    J.S. Crown, L. Crown, C.H. Goodman,
                    J.R. Mellor, G.R. Sullivan, C.A.H. Trost
                                                                 --------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                 --------------


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
/X/  PLEASE MARK YOUR
     VOTES AS IN THIS                                           3515
     EXAMPLE

        On any other matters that may come before the meeting, this proxy will be voted in the discretion of the proxies named on the face of this card. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Item 2, and AGAINST Item 3.

--------------------------------------------------------------------------------
The Board of Directors Recommends a Vote FOR Items 1 and 2.
--------------------------------------------------------------------------------

                                        FOR                WITHHELD
1. Election of
   Directors                            / /                 / /
   (See reverse)

For all nominees listed on reverse except:


------------------------------------------------------

--------------------------------------------------------------------------------

                                        FOR    AGAINST     ABSTAIN
2. Selection of Arthur
   Andersen LLP as                     / /      / /        / /
   independent auditors.


--------------------------------------------------------------------------------
The Board of Directors Recommends a Vote AGAINST Item 3.
--------------------------------------------------------------------------------

                                        FOR    AGAINST     ABSTAIN
3. The Shareholder Proposal with
   regard to the composition of         / /      / /        / /
   the Board of Directors.




                                        I will attend the meeting and    / /
                                        request an admission card.


                                        Please sign exactly as name appears
                                        hereon. Executors, administrators,
                                        trustees, etc. should so indicate
                                        when signing.


                                        ----------------------------------------


                                                                            1996
                                        ----------------------------------------
                                        SIGNATURE(S)                    DATE




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